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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE

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
ITEQ Contacts:                                    Matrix Service Contacts:
Mark Johnson - Chairman and                       Doyl West - President and
               Chief Executive Officer                        Chief Executive Officer
Larry McAfee - Executive Vice President and       Bill Lee -  Vice President - Finance and
               Chief Financial Officer                        Chief Financial Officer
(713) 285-2700                                    (918) 838-8822

ITEQ Investor Relations:
The Poretz Group
(703) 506-1778
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                  ITEQ AND MATRIX TERMINATE PURCHASE AGREEMENT

HOUSTON, TEXAS January 19, 1998--ITEQ, Inc. (NASDAQ: ITEQ) and Matrix Service Company (NASDAQ: MTRX) announced today that the companies have mutually agreed to terminate the purchase agreement entered into on December 16, 1997 due to unanticipated difficulties in connection with the expected integration of personnel from divergent corporate cultures. The Board of Directors of both companies had approved an agreement whereby ITEQ was to have acquired Matrix subject to certain conditions including shareholder and regulatory approval.

Matrix Service Company provides specialized on-site maintenance and construction services for petroleum refining and storage facilities and water storage tanks and systems for the municipal and private industry sector. The company is headquartered in Tulsa, Oklahoma with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Washington, Georgia, Delaware in the U.S. and Canada.

ITEQ, Inc. is a rapidly growing provider of manufactured equipment, engineered systems and services used in the processing, treatment, storage and movement of gases and liquids. The company operates worldwide providing products and services to a broad base of industrial customers.

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